Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made and entered into this 16th day of March, 2009 (the “Effective Date”) between On2 Technologies, Inc., a Delaware corporation (“On2”), and Anthony Principe (hereinafter “Principe”).

WHEREAS, Principe has served as the Senior Vice President and Chief Financial  Officer of On2 and as a member of the Board of Directors of On2 Technologies Finland Oy (the “On2 Finland”); and

WHEREAS, Principe and On2 have agreed that Principe will resign as an officer of On2 and as a member of the Board of Directors of On2 Finland, and will serve as a consulting independent contractor for On2 until September 15, 2009, all under the terms and conditions of this Agreement.

NOW, THEREFORE, AND IN CONSIDERATION of the mutual promises of the parties to this Agreement, the receipt and sufficiency of which are hereby acknowledged, Principe and On2 hereby agree as follows:

1.   Resignation.  As of the Effective Date, Principe resigns, and On2 accepts his resignation, from his employment with On2 and from all the offices, directorships and other positions that he holds with On2 and any of On2’s directly and indirectly owned subsidiaries, including without limitation his positions as Senior Vice President and Chief Financial Officer of On2 and member of the Board of Directors of On2 Finland.  After the Effective Date, Principe shall not be entitled to the receipt of any further payments or benefits from On2 other than those expressly provided for in this Agreement. The parties hereto agree that this Agreement constitutes written notice to On2 Finland of Principe’s resignation from the Board of Directors of On2 Finland.

2.   Consulting Engagement.   From the Effective Date through September 15, 2009 (the “Transition Period”), Principe shall serve in an independent contractor capacity as a consultant to On2.  Principe’s responsibilities during the Transition Period shall be to assist in effecting a smooth transition of On2’s chief financial officer responsibilities and to perform such other advisory duties as On2’s chief financial officer or chief executive officer shall reasonably assign to him, up to a maximum of twenty (20) hours per month.  During the Transition Period, Principe will not undertake any business activities as an advisor to On2 or otherwise on behalf of On2 without the prior approval of On2’s chief financial officer or chief executive officer.  Principe shall have no power or authority to act for or to take any action on behalf of On2 or to bind On2 to any obligation with any third party.

3.   Compensation During Transition Period.

(a)         Vacation Days; Expenses.

(i)          On the next regularly scheduled pay day after the Effective Date, On2 will pay Principe for any accrued but unused vacation days as of the Effective Date, in accordance with On2’s applicable policies and procedures.

(ii)         On2 shall reimburse Principe for appropriate and reasonable expenses incurred by Principe on or before the Effective Date, if any, in accordance with On2’s applicable policies and procedures.

(b)         Consulting Fees.  Provided that Principe (i) signs this Agreement and does not revoke his signature and (ii) complies with all of his obligations in this Agreement, then during the Transition Period, On2 shall pay Principe twelve equal consulting fee payments of Six Thousand Six Hundred and Forty-Nine Dollars and 94 cents ($6,649.94), each such payment to be issued on fifteenth and last day of each month during the Transition Period, with such amounts being payable even if Principe becomes employed during the Transition Period.

(c)         Stock Options and Restricted Stock Awards.  Notwithstanding the terms of the grants of any On2 stock options granted to Principe prior to the Effective Date, all of Principe’s On2 stock options that are vested as of the Effective Date shall remain exercisable through March 15, 2011.  The vesting schedules for any On2 restricted stock issued to Principe shall remain unchanged.

(d)         Benefits.  During the Transition Period and for three (3) months thereafter (the “Health Care Period”), Principe and the Principe family members currently covered under On2’s employee health care plan, shall continue to be eligible to participate in On2’s employee health care plan, as amended from time to time; provided, however that if during the Health Care Period, Principe accepts employment with an employer that offers health care benefits, Principe agrees to notify On2 of such employment and his On2 health care benefits shall terminate on the earlier of the date of his eligibility for health care benefits from his new employer or the last day of the Health Care Period.

4.   General Release of Claims. In consideration for the promises herein, Principe on behalf of himself and his heirs, executors, administrators and assigns, hereby irrevocably and unconditionally remises, releases and forever discharges On2 Technologies, Inc. (“On2”) and its affiliates and subsidiaries, and all of their respective officers, directors, employees, agents and advisors (collectively, the “Releasees”), from any and all liabilities, actions, causes of action, contracts, agreements, promises, claims, debts and demands of any kind or nature whatsoever, in law or equity, whether known or unknown, which Principe has or ever has had against the Releasees, or any of them, including, but not limited to, claims arising out of or relating to Principe’s employment or the termination of Principe’s employment with On2 and any claims for compensation and benefits from On2.  Principe understands and agrees that this General Release of Claims is a complete bar to any claim, demand or action of any kind whatsoever which could be brought by Principe against the Releasees, including, without limitation, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Worker Benefits Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act,  the New York Human Rights Law, the New York City  Human Rights Law and any and all other federal, state or local statutes or common laws. This General Release of Claims shall not apply to (a) any claim which may arise after the date of the execution of this General Release of Claims; (b) and claim that may not be waived by law, and (c) any claim by Principe to enforce this Agreement.  To the extent permitted by law, Principe further agrees that he will not file any charge, claim or action for or on account of anything covered by this General Release of Claims.  Principe agrees that he will not seek or accept any compensation from any action brought against any of the Releasees on his behalf or on behalf of any class of which he is a member.

5.   No Other Consideration. Principe affirms that the terms stated herein are the only consideration for signing this Agreement and that no other representations, promises, or agreements of any kind have been made by any person or entity to cause him to sign this Agreement. Principe has accepted the terms of this Agreement because he believes them to be fair and reasonable and for no other reason.

6.   Cooperation in Legal Proceedings. Principe agrees to reasonably cooperate with On2 and its directly and indirectly owned subsidiaries in connection with litigation and other legal and regulatory proceedings, investigations and inquiries that relate to his services or relate to his areas of responsibility during his employment. On2 shall reimburse Principe for reasonable expenses, if any, that he may incur while complying with this obligation. Nothing in this Agreement shall terminate or otherwise affect On2’s obligation to indemnify Principe in accordance with the terms and conditions of its bylaws with respect to his service as an officer prior to the Effective Date.

7.   No Admission. It is understood and agreed by the parties hereto that neither the fact nor any term of this Agreement constitutes, or shall be construed to constitute, an admission of liability or wrongdoing on the part of On2 or Principe.  It is understood and agreed by the parties that this Agreement is intended solely as an offer of compromise.

8.   Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon (i) On2, its successors and assigns, and any company with which On2 may merge or consolidate or to which On2 may sell all or substantially all its assets, and (ii) Principe and Principe’s executors, administrators, heirs and legal representatives.  Principe may not sell or otherwise assign his rights, obligations or benefits under this Agreement, and any attempt to do so shall be void.

9.   Remedies. The parties hereto each acknowledge and agree that their respective rights under this Agreement are of a specialized and unique character, that a monetary remedy for a breach of the agreements set forth in this Agreement will be inadequate and impracticable and that immediate and irreparable damage will result to On2 or Principe (the "Aggrieved Party") if the other (the "Aggrieving Party") fails to or refuses to perform its obligations under this Agreement. Notwithstanding any election by any person to claim damages from On2 or Principe, as the case may be, as a result of any such failure or refusal, the Aggrieved Party may, in addition to any other remedies and damages available, seek temporary and permanent injunctive relief (without the posting of a bond or other security) in a court of competent jurisdiction to restrain any such failure or refusal and the Aggrieving Party, on its own behalf and, in the case of On2, on behalf of its affiliates, waives any defense that the Aggrieved Party has an adequate remedy at law. The Aggrieving Party agrees that, in addition to all other remedies available at law or in equity, the Aggrieved Party shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

10.         Withholding. All payments to be made to Principe under this Agreement, or otherwise by On2 shall be subject to withholding to satisfy required withholding taxes and other required deductions.

11.         Modification. This Agreement may not be released, discharged, abandoned, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing signed and duly executed by each of the parties hereto.

12.         Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties on its subject matter, and, except as otherwise provided herein, it supersedes all previous negotiations, agreements, commitments, and writings in connection herewith. If a conflict or inconsistency is found between the terms of this Agreement and any other agreement, the terms of this Agreement shall control.  Notwithstanding the foregoing, the parties acknowledge the continuing effectiveness, according to its terms, of the Employee NDA, Non-competition, Non-disclosure, Proprietary Information and Patent and Invention Assignment Agreement between Principe and On2 dated August 26, 2002.

13.         Waiver.  The failure of either party to insist upon strict compliance with any term, covenant, or condition of this Agreement shall not be deemed to be a waiver by that party of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

14.         Severability. The parties expressly agree that the character, duration and geographical scope of the provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof.  If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Agreement are unreasonable, then it is the intention and the agreement of the parties hereto that the provisions hereof shall be construed by the court in such a manner as to impose only those restrictions on each party's respective conduct that are reasonable in light of the circumstances and as are necessary to assure to each party the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to each party hereto the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

15.         Choice of Law and Forum Selection. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles.  Principe agrees and submits to the exclusive jurisdiction of any state or federal court in the State of New York where there is proper venue in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein, and agrees that all claims in respect of any such action or proceeding may be heard or determined in such court.

16.         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signature by facsimile shall be deemed to be an original signature.

17.         Acknowledgements.  Principe hereby acknowledges that he has carefully read and fully understands the provisions of this Agreement, including the General Release of Claims and that he has had the opportunity to consult with counsel.  Principe further acknowledges that he is signing this Agreement voluntarily and without coercion because he believes it is fair and reasonable and for no other reason.

18.         Right to Consult with Counsel; Time for Signing; Revocation.  Principe has the right to and should consult with an attorney prior to signing this Agreement.  Principe acknowledges that he has received this Agreement on February 27, 2009 and that he shall have twenty-one (21) days from his receipt of this Agreement (until 5:00 p.m. EST on March 20, 2009) to decide whether to sign it.  Principe will have seven (7) days after signing this Agreement to revoke his signature.  If Principe intends to revoke his signature, he must do so in writing addressed and delivered to General Counsel, On2 Technologies, Inc., 3 Corporate Drive, Suite 100, Clifton Park, New York 12065, prior to the end of the 7-day revocation period.  This Agreement shall not become effective, and neither On2 nor Principe shall have any rights or obligations hereunder, until the expiration of the 7-day revocation period.  Notwithstanding the foregoing, if Principe signs this Agreement before March 20, 2009 and does not revoke his signature as provided herein, the Agreement shall be effective as of the Effective Date.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

ON2 TECHNOLOGIES, INC.		ANTHONY PRINCIPE

By:	/s/ Matthew C. Frost	/s/ Anthony Principe
Name: Matthew C. Frost		Date: March 16, 2009
Title: Interim CEO & COO
Date: March 16, 2009

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